Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated September 28, 2015 relating to the financial statement of net assets acquired and liabilities assumed by Arc Terminals Holdings LLC, a wholly owned subsidiary of Arc Logistics Partners LP (the “Partnership”), which appears in the Partnership’s Current Report on Form 8-K/A filed on September 28, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

November 12, 2015